     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1998
                                                        REGISTRATION NO. 333-  -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                                  YAHOO! INC.

             (Exact Name of Registrant as specified in its charter)

              CALIFORNIA                                77-0398689
       (State of incorporation)            (I.R.S. Employer Identification No.)

                            3420 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                 (408) 731-3300

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 TIMOTHY KOOGLE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            3420 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                 (408) 731-3300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                                 JAMES L. BROCK
                                STEVE TONSFELDT
                                  HEAYOON WOO
                               Venture Law Group
                           A Professional Corporation
                              2800 Sand Hill Road
                          Menlo Park, California 94025
                                 (650) 854-4488
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT UNTIL
     SUCH TIME THAT ALL OF THE SHARES REGISTERED HEREUNDER HAVE BEEN SOLD.
                           --------------------------

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
          SECURITIES TO BE REGISTERED               BE REGISTERED        PER SHARE(1)       OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, par value $0.00067 per share.....    393,591 shares           $103.75            $40,835,066            $12,050

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's Common Stock as reported on the Nasdaq National Market on June 5, 1998 in accordance with Rule 457 under the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 12, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                 393,591 SHARES

                                  YAHOO! INC.

                        COMMON STOCK, $0.00067 PAR VALUE

                               ------------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT
                      SHOULD BE CONSIDERED BY PROSPECTIVE
                                   INVESTORS.

                             ---------------------

    All references herein to "Yahoo!" or the "Company" mean Yahoo! Inc., a California corporation, unless otherwise indicated by the context.

    The 393,591 shares of Yahoo! Inc. Common Stock, $0.00067 par value, covered by this Prospectus (the "Shares") are offered for the account of certain shareholders of the Company (the "Selling Shareholders"). The Shares were issued or reserved for issuance to the Selling Shareholders in connection with the acquisition by the Company of Viaweb Inc. on June 10, 1998 (the "Acquisition"). For additional information regarding the Acquisition, see "Issuance of Common Stock to Selling Shareholders." The Selling Shareholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution." Each Selling Shareholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

    Each of the Selling Shareholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").

    The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "YHOO." On June 11, 1998, the last sale price of the Company's Common Stock on the Nasdaq National Market was $115.25 per share.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                            ------------------------

                                                              UNDERWRITING                  PROCEEDS TO
                                PRICE TO PUBLIC         DISCOUNTS AND COMMISSION       SELLING SHAREHOLDERS
Per Share...............
Total...................        See Text Above               See Text Above               See Text Above

                 THE DATE OF THIS PROSPECTUS IS JUNE    , 1998

    No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             ADDITIONAL INFORMATION

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. The Company is also required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Common Stock of the Company is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-26822).

    2. The Company's definitive Proxy Statement dated March 12, 1998, filed in connection with the Company's April 17, 1998 Annual Meeting of Shareholders.

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (File No. 0-26822).

    4. The Company's Current Reports on Form 8-K, filed with the Commission on January 5, 1998, January 15, 1998, June 8, 1998 and June 12, 1998 (File No. 0-26822).

    5. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A, filed with the Commission on March 12, 1996 (File No. 0-026822).

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

    The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Andrea Klipfel, Investor Relations, 3420 Central Expressway, Santa Clara, California 95051, telephone: (408) 731-3300.

                                  THE COMPANY

    Yahoo! is an Internet media company that offers a network of globally-branded properties, specialty programming, and aggregated content distributed primarily on the World Wide Web (the "Web") serving business professionals and consumers, and is among the most widely used guides for information and discovery on the Web.

    Under the Yahoo! brand, the Company provides intuitive, context-based guides to online content, Web search capabilities, aggregated third-party content and community and personalization features. In March 1998, Internet users viewed an average of over 95 million Web pages per day in Yahoo!-branded properties.

    The Company makes its properties available without charge to users and generates revenue primarily through the sale of advertising. Advertising on Yahoo! properties is sold through the Company's internal advertising sales force. During the first quarter of 1998, approximately 1,600 advertisers purchased advertising on Yahoo! properties.

    Yahoo! was incorporated on March 5, 1995 under the laws of California. The Company's principal executive offices are located at 3420 Central Expressway, Santa Clara, California 95051 and its telephone number is (408) 731-3300. As used in this Prospectus, the "Company" and "Yahoo!" refer to Yahoo! Inc., a California corporation, and its wholly owned subsidiaries.

                                  RISK FACTORS

    THIS PROSPECTUS (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN) CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH HEREIN OR INCORPORATED HEREIN BY REFERENCE.

LIMITED OPERATING HISTORY; ANTICIPATED LOSSES

    The Company was incorporated in March 1995 and did not commence generating advertising revenues until August 1995. Accordingly, the Company has a limited operating history upon which an evaluation of the Company can be based, and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services, including the Web-based advertising market. Specifically, such risks include, without limitation, the failure to continue to develop and extend the Yahoo! brand, the failure to develop new media properties, the inability of the Company to maintain and increase the levels of traffic on Yahoo! properties, the development or acquisition of equal or superior services or products by competitors, the failure of the market to adopt the Web as an advertising medium, the failure to successfully sell Web-based advertising through the Company's recently developed internal sales force, potential reductions in market prices for Web-based advertising as a result of competition or other factors, the failure of the Company to effectively generate commerce-related revenues through sponsored services and placements in Yahoo! properties, the inability of the Company to effectively integrate the technology and operations of any other acquired businesses or technologies with its operations, such as the recent acquisition of Viaweb Inc., the failure of the Company to successfully develop and offer personalized Web-based services, such as e-mail services, to consumers without errors or interruptions in service, and the inability to continue to identify, attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks. As of March 31, 1998, the Company had an accumulated deficit of $23,686,000. The limited operating history of the Company and the uncertain nature of the markets addressed by the Company make the prediction of future results of operations difficult or impossible and, therefore, the recent revenue growth experienced by the Company should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. The Company believes that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. The Company currently expects to continue to significantly increase its operating expenses to expand its sales and marketing operations, to continue to develop and extend the Yahoo! brand, to fund greater levels of product development, to develop and commercialize additional media properties, and to acquire complementary businesses and technologies. As a result of these factors, there can be no assurance that the Company will not incur significant losses on a quarterly and annual basis.

    On June 10, 1998, the Company completed the acquisition of Viaweb Inc., a provider of software and services for hosting online stores, in exchange for 393,591 shares of the Company's Common Stock and assumption of options to purchase an aggregate of 61,126 shares of the Company's Common Stock. Based upon the closing price of the Company's Common Stock on June 5, 1998, the shares issued or issuable in the transaction had an aggregate value of approximately $49 million. The Company anticipates that it will incur a one-time charge of approximately $45 million in the second quarter of 1998 for acquired in-process technology and expenses associated with the transaction. The remaining purchase price of approximately $4 million will be allocated to acquired technology and other intangible assets to be amortized over a three-year period. As a result of the expense to be incurred in the second quarter of 1998, the Company anticipates reporting a net loss for such quarter and for the year ending December 31, 1998.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    As a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. The Company derives the majority of its revenues from the sale of advertisements under short-term contracts, which are difficult to forecast accurately. The Company's expense levels are based in part on its expectations concerning future revenue and, to a large extent, are fixed. Quarterly revenues and operating results depend substantially upon the advertising revenues received within the quarter, which are difficult to forecast accurately. Accordingly, the cancellation or deferral of a small number of advertising or sponsorship contracts could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue in relation to the Company's expectations would have an immediate adverse effect on the Company's business, operating results, and financial condition. In addition, the Company plans to continue to significantly increase its operating expenses to expand its sales and marketing operations, to continue to develop and extend the Yahoo! brand, to fund greater levels of product development, and to develop and commercialize additional media properties. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results, and financial condition will be materially and adversely affected. As a result of these factors, there can be no assurance that the Company will not incur significant losses in the future.

    The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. These factors include the level of usage of the Internet, demand for Internet advertising, the addition or loss of advertisers, the level of user traffic on Yahoo! and the Company's other online media properties, the advertising budgeting cycles of individual advertisers, the mix of types of advertising sold by the Company (such as the amount of targeted advertising, which generally has higher rates), sold as a percentage of total advertising sold, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the introduction of new products or services by the Company or its competitors, pricing changes for Web-based advertising, the timing of initial set-up, engineering or development fees that may be paid in connection with larger advertising and distribution arrangements, technical difficulties with respect to the use of Yahoo! or other media properties developed by the Company, incurrence of costs relating to future acquisitions, general economic conditions, and economic conditions specific to the Internet and online media. As a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions, or business combinations that could have a material adverse effect on the Company's business, results of operations, and financial condition. Seasonality may affect the amount of customer advertising dollars placed with the Company in the first and third calendar quarters as advertisers historically spend less during these quarters. The Company also expects to experience seasonality in its business, with user traffic on Yahoo! and the Company's other online media properties being lower during the summer and year-end vacation and holiday periods, when usage of the Web and the Company's services typically experience slower growth or decline.

    A key element of the Company's strategy is to generate advertising revenues through sponsored services and placements by third parties in the Company's online media properties in addition to banner advertising. In connection with these arrangements, the Company may receive sponsorship fees as well as a portion of transaction revenues received by the third-party sponsor from users originated through the Yahoo! placement, in return for minimum levels of user impressions to be provided by the Company. To the extent implemented, these arrangements expose the Company to potentially significant financial risks, including the risk that the Company fails to deliver required minimum levels of user impressions or "click throughs" (in which case, these agreements typically provide for adjustments to the fees payable thereunder or "make good" periods), that third-party sponsors do not renew the agreements at the end of their term, that the arrangements do not generate anticipated levels of shared transaction revenue, or that sponsors default in the payment commitments in such agreements, which could result in the Company failing to achieve anticipated revenue from the sponsorship arrangements. In addition, because the Company has limited experience with these arrangements, the Company is unable to determine what effect such arrangements will have on gross margins and results of operations. Although transaction-based fees have not to date represented a material portion of the Company's net revenues, if and to the extent such revenues become significant, the foregoing factors could result in greater variations in the Company's quarterly operating results and could have a material adverse effect on the Company's business, results of operations, and financial condition.

    Due to all of the foregoing factors, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially and adversely affected.

COMPETITION

    The market for Internet products and services is highly competitive and competition is expected to continue to increase significantly. There are no substantial barriers to entry in these markets, and the Company expects that competition will continue to intensify.

    MULTIPLE PROVIDERS OF COMPETITIVE SERVICE. The Company competes with many other providers of online navigation, information and community services. As the Company expands the scope of its Internet services, it will compete directly with a greater number of Internet sites and other media companies. Many companies offer competitive products or services addressing Web navigation services, including, among others, America Online Inc. (NetFind), C--NET, Inc. (Snap! Online), Digital Equipment Corporation (AltaVista), Excite, Inc. (including WebCrawler), Infoseek Corporation, Inktomi, Lycos, Inc. (including Tripod), Microsoft Corporation (Internet Start), Netscape Communications Corporation (Netcenter), and Wired Ventures, Inc. (hotbot). In addition, the Company competes with metasearch services and software applications, such as C--NET's search.com service, that allow a user to search the databases of several directories and catalogs simultaneously. The Company also competes indirectly with database vendors that offer information search and retrieval capabilities with their core database products. In addition, many large media companies have announced that they are contemplating Internet navigation services and are attempting to become "gateway" sites for Web users. For example, both Time Inc. and CBS have announced initiatives to develop Web services in order to have their Web sites become the starting point for users navigating the Web and C--NET recently announced that NBC has purchased an equity interest in C--NET's Snap! Online navigational service, and that C--NET and NBC will operate the service as a joint venture.

    A large number of Web sites and online services (including, among others, the Microsoft Network, AOL, Netscape (Netcenter), and other Web navigation companies such as Excite, Lycos, and Infoseek) also offer informational and community features, such as news, stock quotes, sports coverage, Yellow Pages and email listings, weather news, chat services, bulletin board listings and online store hosting services that are competitive with the services offered by the Company. For example, Netscape, which experiences high levels of traffic on its Web sites by virtue of default settings and buttons on its popular Web browser products, recently announced an initiative to significantly enhance its Netcenter service as a "gateway" Web site, which will involve commercial relationships between Netscape and certain of the

Company's competitors. A number of companies, including HotMail (which was recently acquired by Microsoft) and WhoWhere?, offer Web-based email service similar to those offered by the Company, and such companies have and are expected to continue to provide such services in tandem with larger navigational sites and online services. AOL recently announced the acquisition of Mirabilis, a provider of "ICQ" instant Internet messaging software and services that compete with the Company's Yahoo! Pager offering, and the ICQ user base will provide AOL with an additional platform for distribution of AOL's other navigation, information and communications services that compete with those of the Company. Several companies, including large companies such as Microsoft and AOL and their affiliates, also are developing or currently offer online information services for local markets, which compete with the Company's regional Yahoo! online properties. As a result of the Company's recent acquisition of Viaweb, Inc., the Company also expects to face competition in the market for hosting online merchant stores. The Company also faces intense competition in international markets, including competition from U.S.-based competitors as well as media and online companies that are already well established in those foreign markets.

    CONSOLIDATION OF PRODUCTS OFFERED BY WEB BROWSERS AND OTHER INTERNET POINTS OF ENTRY. The Company also faces competition from providers of software and other Internet products and services that incorporate search and retrieval features into their offerings. For example, Web browsers offered by Netscape and Microsoft, which are the most widely used browsers, increasingly incorporate prominent search buttons and similar features, such as features based on "push" technologies, that direct search traffic to competing services, including those that may be developed or licensed by such parties, that could make it more difficult for Internet viewers to find and use the Company's products and services. Netscape recently announced an agreement with Excite under which Excite will be the most prominent navigational service within the Netcenter Website. In the future, Netscape and Microsoft and other browser suppliers may also more tightly integrate products and services similar to the Company's into their browsers or their browsers' pre-set home pages. In addition, entities that sponsor or maintain high-traffic Web sites or that provide an initial point of entry for Internet users, such as the Regional Bell Operating Companies or Internet Service Providers ("ISPs") such as Microsoft and AOL, currently offer and could further develop, acquire or license Internet search and navigation functions that compete with those offered by the Company and could take actions that make it more difficult for consumers to find and use Yahoo! services. For example, Microsoft recently announced that it will feature and promote Internet search engine services provided by Inktomi in the Microsoft Network and other Microsoft online properties, and offers personalized Web services through its Internet Start service. The Company expects that such search services may be tightly integrated into future versions of the Microsoft operating system, the Internet Explorer browser and other software applications, and that Microsoft will promote such services within the Microsoft Network or through other Microsoft affiliated end-user services such as MSNBC or WebTV Networks, Inc. Insofar as Microsoft's Internet navigational offerings may be more conveniently accessed by users than those of the Company, this may provide Microsoft with significant competitive advantages that could have a material adverse effect on the Company's business.

    COMPETITION FOR ADVERTISING EXPENDITURES. The Company also competes with online services, other Web site operators and advertising networks, as well as traditional offline media such as television, radio and print for a share of advertisers' total advertising budgets. The Company believes that the number of companies selling Web-based advertising and the available inventory of advertising space have increased substantially during recent periods. Accordingly, the Company may face increased pricing pressure for the sale of advertisements and reductions in the Company's advertising revenues.

    PRINCIPAL COMPETITIVE FACTORS. The Company believes that the principal competitive factors in its markets are brand recognition, ease of use, comprehensiveness, independence, quality and responsiveness of search results, the availability of high-quality, targeted content and focused value added products and services, quality and brand appeal, access to end users, and, with respect to advertisers and sponsors, the number of users, duration and frequency of visits and user demographics. Competition among current and future suppliers of Internet navigational and informational services, high-traffic Web sites and ISPs, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenues. Additionally, the Company has faced and expects to continue to face competition with respect to the acquisition of strategic businesses and technologies. There can be no assurance that the Company will be able to compete successfully or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results, and financial condition.

    Many of the Company's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and distribution resources. In addition, providers of Internet tools and services may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies, such as Microsoft or AOL. For example, AOL is a significant shareholder of Excite, and a version of the Excite service (AOL NetFind) has been designated as the exclusive Internet search service for use by AOL's subscribers. In addition, well-established traditional media companies may acquire, invest or otherwise establish commercial relationships with the Company's competitors, such as NBC's recent investment in C--NET's Snap! Online service, and may use their substantial media resources to promote and enhance such competitor's services. Greater competition resulting from such relationships could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET; TECHNOLOGICAL CHANGE

    The Company's future success is substantially dependent upon continued growth in the use of the Internet and the Web in order to support the sale of advertising on the Company's online media properties. There can be no assurance that communication or commerce over the Internet will become more widespread or that extensive content will continue to be provided over the Internet. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, potentially inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development and commercialization of performance improvements, including high speed modems. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed upon it by such potential growth or that the performance or reliability of the Web will not be adversely affected by this continued growth. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, operating results, and financial condition would be materially and adversely affected. The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new Internet products and services in the near future. Failure of the Company to effectively adapt to technological developments could adversely affect the Company's business, operating results, and financial condition.

DEVELOPING MARKET; UNPROVEN ACCEPTANCE OF THE COMPANY'S PRODUCTS AND MEDIA
  PROPERTIES

    The markets for the Company's products and media properties have only recently begun to develop, are rapidly evolving, and are characterized by an increasing number of market entrants who have introduced or developed information navigation products and services for use on the Internet and the Web. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for the Company's products and media properties is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance either that the market for the Company's products and media properties will continue to develop or that demand for the Company's products or media properties will be sustainable. If the market develops more slowly than expected or becomes saturated with competitors, or if the Company's products and media properties do not sustain market acceptance, the Company's business, operating results, and financial condition will be materially and adversely affected.

RISKS ASSOCIATED WITH BRAND DEVELOPMENT

    The Company believes that establishing and maintaining the Yahoo! brand is a critical aspect of its efforts to attract and expand its user and advertiser base and that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. Promotion and enhancement of the Yahoo! brand will depend largely on the Company's success in providing high-quality products and services, which success cannot be assured. In order to attract and retain Internet users and to promote and maintain the Yahoo! brand in response to competitive pressures, the Company may find it necessary to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among consumers. If the Company is unable to provide high-quality products and services or otherwise fails to promote and maintain its brand, or if the Company incurs excessive expenses in an attempt to improve its products and services or promote and maintain its brand, the Company's business, operating results, and financial condition will be materially and adversely affected.

RELIANCE ON ADVERTISING REVENUES AND UNCERTAIN ADOPTION OF THE WEB AS AN
  ADVERTISING MEDIUM

    The Company derives substantially all of its revenues from the sale of advertisements on its Web pages under short-term contracts. Most of the Company's advertising customers have only limited experience with the Web as an advertising medium, have not devoted a significant portion of their advertising expenditures to Web-based advertising, and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. The Company's ability to generate significant advertising revenues will depend upon, among other things, advertisers' acceptance of the Web as an effective and sustainable advertising medium, the development of a large base of users of the Company's services possessing demographic characteristics attractive to advertisers, and the ability of the Company to continue to develop and update effective advertising delivery and measurement systems. No standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising, and there can be no assurance that such standards will develop sufficiently to support Web-based advertising as a significant advertising medium. In addition, there can be no assurance that the advertisers will determine that banner advertising, which comprises the majority of the Company's revenues, is an effective advertising medium, and there can be no assurance that the Company will effectively transition to any other forms of Web-based advertising, should they develop. Certain advertising filter software programs are available that limit or remove advertising from an Internet user's desktop. Such software, if generally adopted by users, may have a materially adverse effect upon the viability of advertising on the Internet. There also can be no assurance that the Company's advertising customers will accept the internal and third-party measurements of impressions received by advertisements on Yahoo! and the Company's online media properties, or that such measurements will not contain errors. The Company relies primarily on its internal advertising sales force for domestic advertising sales, which involves additional risks and uncertainties, including (among others) risks associated with the recruitment, retention, management, training, and motivation of sales personnel. As a result of these factors, there can be no assurance that the Company will sustain or increase current advertising sales levels. Failure to do so will have a material adverse effect on the Company's business, operating results, and financial position.

SUBSTANTIAL DEPENDENCE UPON THIRD PARTIES

    The Company depends substantially upon third parties for several critical elements of its business including, among others, technology and infrastructure, content development, and distribution activities.

    TECHNOLOGY AND INFRASTRUCTURE. In May 1998, the Company and Inktomi entered into an agreement under which Inktomi will provide text-based Web search results to complement the Company's directory and navigational guide. The Inktomi service is expected to be integrated during the third quarter of 1998. The Company will depend substantially upon ongoing maintenance and technical support from Inktomi to ensure accurate and rapid presentation of such search results to the Company's customers. Any termination of the agreement with Inktomi or Inktomi's failure to renew such agreement upon expiration could result in substantial additional costs to the Company in developing or licensing replacement technology, and could result in a loss of levels of use of the Company's navigational services. The Company also relies principally on a private third-party provider, Frontier GlobalCenter, Inc. ("GlobalCenter"), for the Company's principal Internet connections. Additionally, email service Internet connections are provided by GTE. Any disruption in the Internet access provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could have a material adverse effect on the Company's business, operating results, and financial condition. The Company also licenses technology and related databases from third parties for certain elements of Yahoo! properties, including, among others, technology underlying news, stock quotes and current financial information, chat services, street mapping, telephone listings, and similar services. The Company has experienced and expects to continue to experience interruptions and delays in service and availability for such elements, such as recent interruptions in the Company's stock quote services. Any errors, failures, or delays experienced in connection with these third-party technologies and information services could negatively impact the Company's relationship with users and adversely affect the Company's brand and its business, and could expose the Company to liabilities to third parties.

    CONTENT DEVELOPMENT. A key element of the Company's strategy involves the implementation of Yahoo!-branded media properties targeted for interest areas, demographic groups, and geographic areas. In these efforts, the Company has relied and will continue to rely substantially on content development and localization efforts of third parties. For example, the Company has entered into an agreement with Ziff-Davis pursuant to which Ziff-Davis publishes an online publication and a print magazine under the Yahoo! brand. The Company also expects to rely substantially on third-party affiliates, including SOFTBANK in Japan and Korea, and Rogers Communications ("Rogers") in Canada, to localize, maintain, and promote these services and to sell advertising in local markets. There can be no assurance that the Company's current or future third-party affiliates will effectively implement these properties, or that their efforts will result in significant revenue to the Company. Any failure of these parties to develop and maintain high-quality and successful media properties also could result in unfavorable dilution to the Yahoo! brand. Certain of these arrangements also require the Company to integrate third parties' content with the Company's services, which can require the dedication of resources and significant programming and design efforts to accomplish. In addition, the Company has granted exclusivity provisions to certain third parties, and may in the future grant additional exclusivity provisions. Such exclusivity provisions may have the effect of preventing the Company, for the duration of such exclusivity arrangements, from accepting advertising or sponsorship arrangements within a particular subject matter with respect to portions of the Company's network of media properties, which could have an adverse effect on the Company.

    DISTRIBUTION RELATIONSHIPS. In order to create traffic for the Company's online properties and make them more attractive to advertisers and consumers, the Company has entered into certain distribution agreements and informal relationships with leading Web browser providers (Microsoft and Netscape), operators of online networks and leading Web sites, and computer manufacturers, such as Compaq Computer and Gateway 2000. The Company believes these arrangements are important to the promotion of the Company's online media properties, particularly among new Web users who may first access the Web through these browsers, services, Web sites, or computers. The Company's business relationships with these companies consist of arrangements for the positioning of access to Yahoo! properties on Web browsers and cooperative marketing programs and licenses to include Yahoo! in online networks or services offered by these parties, which are intended to increase the use and visibility of Yahoo!. These distribution arrangements typically are not exclusive, and may be terminated upon little or no notice. Third parties that provide distribution channels for the Company may also assess fees or otherwise impose additional conditions on the listing of Yahoo! or other online properties of the Company. Any such event could have a material adverse effect on the Company's business, results of operations, and financial condition.

    The Company recently announced a co-branding and distribution arrangement with MCI under which the Company will provide a Web-based online service in conjunction with dial-up Internet access provided by MCI. In this arrangement, the Company will depend substantially upon MCI for, among other things, effective marketing and promotion efforts and the provision of competitive Internet access service to customers. Any failure by MCI in these respects could materially impair the benefits received by the Company from this arrangement, and could negatively affect the Yahoo! brand.

ENHANCEMENT OF YAHOO! PROPERTIES AND DEVELOPMENT OF NEW PROPERTIES

    To remain competitive, the Company must continue to enhance and improve the functionality, features, and content of the Yahoo! main site, as well as the Company's other branded media properties. There can be no assurance that the Company will be able to successfully maintain competitive user response times or implement new features and functions, such as new search capabilities, greater levels of user personalization, simplified searching from the Web browser, real-time chat and Internet paging, localized content filter and information delivery through "push" or other methods, which will involve the development of increasingly complex technologies. The Company also expects that personalized information services, such as the Company's recently launched Web-based email service, will require significantly greater expenses associated with, among other things, increased server capacity and equipment and requirements for additional customer support personnel and systems. To the extent such additional expenses are not offset by additional revenues from such personalized services, the Company's financial results will be adversely affected.

    The Company's future success also depends in part upon the timely processing of Web site listings submitted by users and Web content providers, which have increased substantially in recent periods. The Company has from time to time experienced significant delays in the processing of submissions, and further delays could have a material adverse effect on the Company's goodwill among Web users and content providers, and on the Company's business.

    A key element of the Company's business strategy is the development and introduction of new Yahoo!-branded online properties targeted for specific interest areas, user groups with particular demographic characteristics, and geographic areas. There can be no assurance that the Company will be successful in developing, introducing, and marketing such products or media properties or that such products and media properties will achieve market acceptance, enhance the Company's brand name recognition, or increase traffic on Yahoo!'s online properties. Furthermore, enhancements of or improvements to Yahoo! or new media properties may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and user support and a decrease in the value of the Company's brand name recognition. The Company's ability to successfully develop additional targeted media properties depends substantially on use of Yahoo! to promote such properties. If use of Yahoo! fails to continue to grow, the Company's ability to establish other targeted properties would be adversely affected. Any failure of the Company to effectively develop and introduce these properties, or failure of such properties to achieve market acceptance, could adversely affect the Company's business, results of operations, and financial condition.

INVESTMENTS IN AFFILIATES

    The Company has made equity investments in affiliated companies that are involved in the commercialization of Yahoo!-branded online properties, such as versions of Yahoo! localized for foreign markets. The Company currently intends to continue to make significant additional investments in such companies from time to time in the future, as well as other companies involved in the development of technologies or services that are complementary or related to the Company's business, such as the December 1997 investments in GeoCities and AudioNet. These affiliated companies typically are in an early stage of development and may be expected to incur substantial losses. As a result, the Company has recorded and expects to continue to record a share of the losses in such affiliates attributable to the Company's ownership, which losses have had and will continue to have an adverse effect on the Company's results of operations. Furthermore, there can be no assurance that any investments in such companies will result in any return, nor can there be any assurance as to the timing of any such return, or that the Company will not lose its entire investment.

MANAGEMENT OF POTENTIAL GROWTH AND INTEGRATION OF ACQUISITIONS

    The Company's recent growth has placed, and is expected to continue to place, a significant strain on its managerial, operational, and financial resources. To manage its potential growth, the Company must continue to implement and improve its operational and financial systems and to expand, train, and manage its employee base. The process of managing advertising within large, high traffic Web sites such as those in the Yahoo! network is an increasingly important and complex task. The Company relies on both internal and licensed third-party advertising inventory management and analysis systems. To the extent that any extended failure of the Company's advertising management system results in incorrect advertising insertions, the Company may be exposed to "make good" obligations with its advertising customers, which, by displacing advertising inventory, could defer advertising revenues and thereby have a material adverse effect on the Company's business, operating results, and financial condition. Failure of the Company's advertising management systems to effectively track and provide accurate and timely reports on advertising results also could negatively affect the Company's relationships with advertisers and thereby have an adverse effect on the Company's business. There can be no assurance that the Company's systems, procedures, or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to fully exploit the Company's market opportunity. Any inability to effectively manage growth, if any, could have a material adverse effect on the Company's business, operating results, and financial condition.

    As part of its business strategy, the Company has completed and expects to enter into additional business combinations and acquisitions, such as the October 1997 acquisition of Four11 and the June 1998 acquisition of Viaweb. Acquisition transactions are accompanied by a number of risks, including, among other things, the difficulty of assimilating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired technology or content and rights into the Company's products and media properties, expenses associated with the transactions, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies, the impairment of relationships with employees and customers as a result of any integration of new management personnel, and the potential unknown liabilities associated with acquired businesses. There can be no assurance that the Company would be successful in addressing these risks or any other problems encountered in connection with such acquisitions.

RISK OF CAPACITY CONSTRAINTS AND SYSTEMS FAILURES

    The Company is dependent on its ability to effectively serve a high volume of use of its online media properties. Accordingly, the performance of the Company's online media properties is critical to the Company's reputation, its ability to attract advertisers to the Company's Web sites, and to achieve market acceptance of these products and media properties. Any system failure that causes an interruption or an increase in response time of the Company's products and media properties could result in less traffic to the Company's Web sites and, if sustained or repeated, could reduce the attractiveness of the Company's products and media properties to advertisers and licensees. An increase in the volume of queries conducted through the Company's products and media properties could strain the capacity of the software or hardware deployed by the Company, which could lead to slower response time or system failures, and adversely affect the number of impressions received by advertisers and thus the Company's advertising revenues. In addition, as the number of Web pages and users increase, there can be no assurance that the Company's products and media properties and infrastructure will be able to scale accordingly. The Company also faces technical challenges associated with higher levels of personalization and localization of content delivered to users of its services, which adds strain to the Company's development and operational resources. For example, personalized information services, such as Web-based email services, involve increasingly complex technical and operational challenges, and there can be no assurance that the Company will successfully implement and scale such services to the extent required by any growth in the number of users of such services, or that the failure to do so will not materially and adversely affect the goodwill of users of these services, or negatively affect the Company's brand and reputation. The Company is also dependent upon Web browsers and Internet and online service providers for access to its products and media properties. In particular, a private third-party provider, GlobalCenter, provides the Company's principal Internet connections. In the past, users have occasionally experienced difficulties due to system failures, including failures unrelated to the Company's systems. Additionally, Internet connections for the Company's Web-based email services are provided by GTE. Any disruption in the Internet access provided by these third-party providers or any failure of these third-party providers to handle higher volumes of user traffic could have a material adverse effect on the Company's business, operating results, and financial condition. Furthermore, the Company is dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment used to deliver the Company's products and services.

    The Company's operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins, and similar events. In addition, substantially all of the Company's network infrastructure is located in Northern California, an area susceptible to earthquakes, which also could cause system outages or failures. The Company does not presently have multiple site capacity in the event of any such occurrence. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with the Company's computer systems. The Company does not carry sufficient business interruption insurance to compensate the Company for losses that may occur as a result of any of these events. Such events could have a material adverse effect on the Company's business, operating results, and financial condition.

TRADEMARKS AND PROPRIETARY RIGHTS

    The Company regards its copyrights, trademarks, trade dress, trade secrets, and similar intellectual property as critical to its success, and the Company relies upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company pursues the registration of its trademarks in the United States and internationally, and has applied for and obtained the registration for certain of its trademarks, including "Yahoo!" and "Yahooligans!". Effective trademark, copyright, and trade secret protection may not be available in every country in which the Company's products and media properties are distributed or made available through the Internet. The Company has licensed in the past, and it expects that it may license in the future, elements of its distinctive trademarks, trade dress, and similar proprietary rights to third parties, including in connection with branded mirror sites of Yahoo!, and other media properties and merchandise that may be controlled operationally by third parties. While the Company attempts to ensure that the quality of its brand is maintained by such licensees, no assurances can be given that such licensees will not take actions that could materially and adversely affect the value of the Company's proprietary rights or the reputation of its products and media properties, either of which could have a material adverse effect on the Company's business. Also, the Company is aware that third parties have from time to time copied significant portions of Yahoo! directory listings for use in competitive Internet navigational tools and services, and there can be no assurance that the distinctive elements of Yahoo! will be protectible under copyright law. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks, trade dress, and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against the Company.

    Many parties are actively developing search, indexing, and related Web technologies at the present time. The Company believes that such parties have taken and will continue to take steps to protect these technologies, including seeking patent protection. As a result, the Company believes that disputes regarding the ownership of such technologies are likely to arise in the future. For example, the Company is aware that a number of patents have been issued in the areas of electronic commerce and Web-based information indexing and retrieval (including patents recently issued to one of the Company's direct competitors), and the Company anticipates that additional third-party patents will be issued in the future. There can be no assurance that the technology recently acquired through the Viaweb acquisition, or any other technology relating to the Company's business that has been or may be developed by the Company or licensed from third parties, will not be determined to infringe one or more third-party patents. In the event of such infringement, there can be no assurance that the Company will be able to license such patents on reasonable terms, if any, or that such infringement will not result in substantial monetary liability to the Company, including substantial expenses that may be incurred in defending against third-party patent claims regardless of the merit of such claims.

DEPENDENCE ON KEY PERSONNEL

    The Company's performance is substantially dependent on the performance of its senior management and key technical personnel. In particular, the Company's success depends substantially on the continued efforts of its senior management team. The Company does not carry key person life insurance on any of its senior management personnel. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, operating results, and financial condition of the Company.

    The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain its key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material and adverse effect upon the Company's business, operating results, and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

    There are currently few laws or regulations directly applicable to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. For example, although the Communications Decency Act was held to be unconstitutional, there can be no assurance that similar legislation will not be enacted in the future, and it is possible that such legislation could expose the Company to substantial liability. Such legislation could also dampen the growth in use of the Web generally, decrease the acceptance of the Web as a communications and commercial medium and require the Company to incur expense in complying with any new regulations, and could, thereby, have a material adverse effect on the Company's business, results of operations, and financial condition. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Web. In addition, several telecommunications carriers are seeking to have telecommunications over the Web regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. For example, America's Carriers

Telecommunications Association ("ACTA") has filed a petition with the FCC for this purpose. In addition, because the growing popularity and use of the Web has burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. If either of these petitions is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Web could increase substantially, potentially slowing the growth in use of the Web, which could in turn decrease the demand for the Company's products and media properties. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect the Company's opportunity to derive financial benefit from such activities. Also, legislation is pending in Congress that would impose liability on online service providers such as the Company for listing or linking to third-party Web sites or hosting third-party Web sites that include materials that infringe copyrights or other rights of others. In addition, a number of other countries have announced or are considering additional regulation in many of the foregoing areas. Such laws and regulations if enacted in the United States or abroad could fundamentally impair the Company's ability to provide Internet navigation services, or substantially increase the cost of doing so, which would have a material adverse effect on the Company's business, operating results, and financial condition. Moreover, the applicability to the Internet of the existing laws governing issues such as property ownership, copyright, defamation, obscenity, and personal privacy is uncertain, and the Company may be subject to claims that its services violate such laws. Any such new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could have a material adverse effect on the Company's business, operating results, and financial condition.

    Due to the global nature of the Web, it is possible that, although transmissions by the Company over the Internet originate primarily in the State of California, the governments of other states and foreign countries might attempt to regulate the Company's transmissions or prosecute the Company for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such law or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations, and financial condition.

LIABILITY FOR INFORMATION SERVICES

    Because materials may be downloaded by the online or Internet services operated or facilitated by the Company and may be subsequently distributed to others, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature and content of such materials. Such claims have been brought, and sometimes successfully pressed, against online service providers in the past. In addition, the Company could be exposed to liability with respect to the selection of listings that may be accessible through the Company's Yahoo!-branded products and media properties, or through content and materials that may be posted by users in classifieds, message board and chat room services offered by the Company. Such claims might include, among others, that by providing hypertext links to Web sites operated by third parties, the Company is liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites, or that the Company is responsible for legal injury caused by statements made for or actions taken by participants in the Company's message board services. It is also possible that if any information provided through the Company's services, such as stock quotes, analyst estimates or other trading information, contains errors, third parties could make claims against the Company for losses incurred in reliance on such information. In connection with the acquisition of Four11 Corporation, the Company recently began offering Web-based email services, which expose the Company to potential risks, such as liabilities or claims resulting from unsolicited email (spamming), lost or misdirected messages, illegal or fraudulent use of email or interruptions or delays in email service. Even to the extent such claims do not result in liability to the Company, the Company expects to incur significant costs in investigating and defending such claims.

    The Company also from time to time enters into arrangements to offer third-party products and services under the Yahoo! brand or via distribution on Yahoo! properties. For example, the Company recently announced an agreement with GeoCities under which GeoCities will offer free home page services and certain related products to Yahoo! users. The Company also recently announced an arrangement with AudioNet, an Internet-based broadcast network, whereby links to AudioNet's site and content will be distributed via Yahoo! properties. These business arrangements involve additional legal risks, such as potential liabilities for content posted by free home page users or made available by other third-party providers. The Company may be subject to claims concerning such services or content by virtue of the Company's involvement in marketing, branding or providing access to such services, even if the Company does not itself host, operate, or provide such services. While the Company's agreements with these parties often provide that the Company will be indemnified against such liabilities, there can be no assurance that such indemnification, if available, will be adequate.

POTENTIAL COMMERCE-RELATED LIABILITIES AND EXPENSES

    From time to time, the Company enters into agreements with sponsors, content providers, service providers, and merchants under which the Company is entitled to receive a share of revenue from the purchase of goods and services by users of the Company's online properties. Such arrangements may expose the Company to additional legal risks and uncertainties, including (without limitation) potential liabilities to consumers of such products and services. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed.

    The Company recently began offering a Yahoo!-branded VISA credit card, which includes a "rewards" program entitling card users to receive points that may be redeemed for merchandise, such as books or music. This arrangement exposes the Company to certain additional risks and expenses, including, without limitation, those relating to compliance with consumer protection laws, loss of customer data, disputes over redemption procedures and rules, products liability, sales taxation and liabilities associated with any failure in performance by participating merchants.

    In June 1998, the Company completed the acquisition of Viaweb, a provider of software and reporting tools for the operation of online commerce Web sites. The Company intends to use the Viaweb technology to host and promote online stores on behalf of third-party merchants, the operation and maintenance of which will be largely under the independent control of such merchants. These activities expose the Company to a number of additional risks and uncertainties, including (without limitation) potential liabilities for illegal activities that may be conducted by participating merchants; products liability or other tort claims relating to goods or services sold through hosted commerce sites; consumer fraud and false or deceptive advertising or sales practices; breach of contract claims relating to merchant transactions; claims that materials included in merchant sites or sold by merchants through these sites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights; claims relating to any failure of merchants to appropriately collect and remit sales or other taxes arising from e-commerce transactions; and claims that may be brought by merchants as a result of their exclusion from the Company's commerce services or losses resulting from any downtime or other performance failures in the Company's hosting services. Although the Company maintains liability insurance, there can be no assurance that insurance will cover these claims or that such coverage, if available, will be adequate. Even to the extent such claims do not result in material liability to the Company, the Company expects to incur significant costs in investigating and defending such claims.

YEAR 2000 IMPLICATIONS

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Although the Company believes that its systems are Year 2000 compliant in all material respects, there can be no assurances that the Company's current systems and products do not contain undetected errors or defects with Year 2000 date functions that may result in material costs to the Company. Although the Company is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, there can be no assurances that the Company will not experience serious unanticipated negative consequences (such as significant downtime for one or more Yahoo! Media properties) and/or material costs caused by undetected errors or defects in the technology used in its internal systems. In addition, the Company utilizes third-party equipment, software and content that may not be Year 2000 compliant. Failure of such third-party equipment, software or content to operate properly with regard to the year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, the purchasing patterns of advertisers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for Web advertising or sponsorship of Web services, which could have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND EXPANSION

    A key part of the Company's strategy is to develop Yahoo!-branded online properties in international markets. The Company has developed and operates, through joint ventures with SOFTBANK and related entities, versions of Yahoo! localized for Japan, Germany, France, the United Kingdom, and Korea. The Company offers a version of Yahoo! localized for Canada under an agreement with Rogers Communications, and the Company operates localized or mirror versions of Yahoo! through wholly-owned subsidiaries in Australia, Denmark, Italy, Norway, Sweden, and Singapore. The Company also offers Yahoo! guides in Spanish and Mandarin Chinese languages.

    To date, the Company has only limited experience in developing localized versions of its products and marketing and operating its products and services internationally, and the Company relies substantially on the efforts and abilities of its foreign business partners in such activities. The Company has experienced and expects to continue to experience higher costs as a percentage of revenues in connection with international online properties than domestic online properties. If the international revenues are not adequate to offset investments in such activities, the Company's business, operating results, and financial condition could be materially adversely affected. The Company may experience difficulty in managing international operations as a result of distance as well as language and cultural differences, and there can be no assurance that the Company or its partners will be able to successfully market and operate its products and services in foreign markets. The Company also believes that in light of substantial anticipated competition, it will be necessary to move quickly into international markets in order to effectively obtain market share, and there can be no assurance that the Company will be able to do so. In addition to the uncertainty as to the Company's ability to continue to generate revenues from its foreign operations and expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, export restrictions, export controls relating to encryption technology, seasonal reductions in business activity in certain other parts of the world, and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results, and financial condition.

CONCENTRATION OF STOCK OWNERSHIP

    As of May 31. 1998, the present directors, executive officers, and their respective affiliates beneficially owned approximately 58% of the outstanding Common Stock of the Company. As of May 31, 1998, SOFTBANK beneficially owned approximately 29% of the outstanding Common Stock of the Company. As a result of their ownership, the directors, executive officers, greater than 5% shareholders and their respective affiliates (including SOFTBANK) collectively are able to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

VOLATILITY OF STOCK PRICE

    The trading price of the Company's Common Stock has been and may continue to be subject to wide fluctuations in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by the Company or its competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company, and news reports relating to trends in the Company's markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of the Company's Common Stock, regardless of the Company's operating performance.

LEGAL PROCEEDINGS

    In July 1997, GTE New Media Services Incorporated ("GTE New Media"), an affiliate of GTE, filed suit in Dallas, Texas against Netscape and the Company, in which GTE New Media made a number of claims relating to the inclusion of certain Yellow Pages hypertext links in the Netscape Guide by Yahoo!, an online navigational property operated by the Company under an agreement with Netscape. In this lawsuit, GTE New Media has alleged, among other things, that by including such links to the Yellow Pages service operated by several Regional Bell Operating Companies (the "RBOCs") within the Guide, the Company has tortiously interfered with an alleged contractual relationship between GTE New Media and Netscape relating to placement of links by Netscape for a Yellow Pages service operated by GTE New Media. GTE New Media seeks injunctive relief as well as actual and punitive damages. In October 1997, GTE New Media brought suit in the U.S. District Court for the District of Columbia, against the RBOCs, Netscape, and the Company, in which GTE New Media has alleged, among other things, that the alleged exclusion of the GTE New Media Yellow Pages from the Netscape Guide Yellow Pages service violates federal antitrust laws, and GTE New Media seeks injunctive relief and damages (trebled under federal antitrust laws) from such alleged actions. The Company believes that the claims against the Company in these lawsuits are without merit and intends to contest them vigorously. Although the Company cannot predict with certainty the outcome of these lawsuits or the expenses that may be incurred in defending the lawsuits, the Company does not believe that the result in the lawsuits will have a material adverse effect on the Company's financial position or results of operations.

    From time to time the Company has been, and expects to continue to be, subject to other legal proceedings and claims in the ordinary course of its business, including, among others, contractual disputes with advertisers and content distribution providers, claims of alleged infringement of trademarks and other intellectual property rights, and a variety of claims arising in connection with the Company's email, message boards and other communications and community features, such as claims alleging defamation and invasion of privacy. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Although the Company cannot predict the outcome of any proceeding, the Company is not currently aware of any such legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.

ANTITAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    The Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue shares of Preferred Stock. Further, certain provisions of the Company's charter documents, including provisions eliminating the ability of shareholders to take action by written consent and limiting the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock. In addition, the Company's charter documents do not permit cumulative voting and provide that, at such time as the Company has at least six directors, the Company's Board of Directors will be divided into two classes, each of which serves for a staggered two-year term, which may make it more difficult for a third-party to gain control of the Company's Board of Directors.

SHARES ELIGIBLE FOR FUTURE SALE

    As of June 10, 1998, the Company had outstanding 46,836,053 shares of Common Stock, and options to purchase a total of approximately 11,664,648 shares of the Company's Common Stock under the Company's stock option plans, including shares issued and options assumed in the recent acquisition of Viaweb. Of these shares, an estimated number of 3,186,132 shares recently issued in connection with acquisitions and investments have been or will be available for resale pursuant to registration statements filed by the Company with the SEC (including the registration statement of which this prospectus is part). Sales of substantial amounts of such shares in the public market or the prospect of such sales could adversely affect the market price of the Company's Common Stock.

                                USE OF PROCEEDS

    The proceeds from the sale of the Shares are solely for the account of the Selling Shareholders. Accordingly, the Company will not receive any proceeds from the sale of the Shares from the Selling Shareholders.

                ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDERS

    On June 10, 1998, the Company issued an aggregate of 393,591 shares of Common Stock to the shareholders of Viaweb, Inc. ("Viaweb") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among the Company, XY Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (the "Sub"), and Viaweb. Under the terms of the Merger Agreement, Sub merged into Viaweb and Viaweb became a wholly-owned subsidiary of the Company (the "Merger").

                              SELLING SHAREHOLDERS

    All of the Common Shares registered for sale pursuant to this Prospectus will be owned immediately after registration by the Selling Shareholders as the former shareholders of Viaweb, and all of the shares offered by the Selling Shareholders were acquired in connection with the Merger. Such shares do not exceed one percent (1%) of the Company's outstanding capitalization as of the date of this Prospectus. None of the Selling Shareholders has a material relationship with the Company, except that certain Selling Shareholders are or will be non-officer employees of Viaweb or the Company.

                              PLAN OF DISTRIBUTION

    Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby: (i) on The Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or
(ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Shareholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities arising under the Securities Act.

    Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

    The Company has advised the Selling Shareholders that the anti-manipulation rules under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. The Selling Shareholders have advised the Company that during such time as the Selling Shareholders may be engaged in the attempt to sell shares registered hereunder, they will: (i) not engage in any stabilization activity in connection with any of the Company's securities; (ii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act;
(iii) not effect any sale or distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and (iv) effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transaction where no broker or other third party (other than the purchaser) is involved.

    The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Company has agreed to maintain the effectiveness of this Registration Statement with respect to the shares of Common Stock offered hereunder by the Selling Shareholders until the later to occur of (a) June 10, 1999 or (b) such time as the Selling Shareholders are permitted to sell all of the remaining shares in one three-month period under Rule 144 or (c) such time as all of the shares have been sold by the Selling Shareholders unless otherwise extended in accordance with the Merger Agreement. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the Selling Shareholders will sell all or any of the shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to the Company. As of June 11, 1998, certain attorneys of Venture Law Group owned in the aggregate 1,320 shares of Common Stock of the Company.

                                    EXPERTS

    The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Yahoo! Inc. for the year ended December 31, 1997 and the audited historical financial statements of Viaweb incorporated in this Prospectus by reference to Item 7(a) of the Company's Current Report on Form 8-K dated June 12, 1998 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee and the NASD listing fee.

SEC registration fee...............................................  $  12,050
Legal fees and expenses............................................     15,000
Accounting fees and expenses.......................................     10,000
NASD listing fee...................................................      9,000
Miscellaneous expenses.............................................      3,950
                                                                     ---------
Total..............................................................  $  50,000
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 317 of the California Corporations Code allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

    In connection with this offering, the Selling Shareholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Shareholders and contained herein up to a maximum of the proceeds received by the Selling Shareholders from the sale of their Shares hereunder.

ITEM 16.  EXHIBITS.

    EXHIBITS.

  2.1  Agreement and Plan of Merger dated as of June 4, 1998, by and among Yahoo!
         Inc., XY Acquisition Corporation, and Viaweb Inc.(1)
  5.1  Opinion of Venture Law Group, A Professional Corporation
 23.1  Consent of Price Waterhouse LLP, Independent Accountants (see page II-4)
 23.2  Consent of Venture Law Group, A Professional Corporation (included in
         Exhibit 5.1)
 24.1  Power of Attorney (see page II-3)

------------------------

(1) Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on June 12, 1998.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Yahoo! Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on June 12, 1998.

                                YAHOO! INC.

                                By:              /s/ TIMOTHY KOOGLE
                                     -----------------------------------------
                                                   Timothy Koogle
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Timothy Koogle and Gary Valenzuela, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
      /s/ TIMOTHY KOOGLE          Officer and Director
------------------------------    (Principal Executive         June 12, 1998
        Timothy Koogle            Officer)

                                Senior Vice President,
                                  Finance and
     /s/ GARY VALENZUELA          Administration, and
------------------------------    Chief Financial Officer      June 12, 1998
       Gary Valenzuela            (Principal Financial
                                  Officer)

     /s/ JAMES J. NELSON        Vice President, Finance
------------------------------    (Chief Accounting            June 12, 1998
       James J. Nelson            Officer)

       /s/ ERIC HIPPEAU
------------------------------  Director                       June 12, 1998
         Eric Hippeau

      /s/ ARTHUR H. KERN
------------------------------  Director                       June 12, 1998
        Arthur H. Kern

      /s/ MICHAEL MORITZ
------------------------------  Director                       June 12, 1998
        Michael Moritz

        /s/ JERRY YANG
------------------------------  Director                       June 12, 1998
          Jerry Yang

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 9, 1998, which appears on page 40 of the 1997 Annual Report to Shareholders of Yahoo! Inc., which is incorporated by reference in the Annual Report on Form 10-K of Yahoo! Inc. for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 30 of such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report, dated June 2, 1998, except as to Note 8, which is as of June 10, 1998, on the financial statements of Viaweb Inc. (a development stage enterprise), which appears in
Item 7(a) of the Current Report on Form 8-K of Yahoo! Inc. dated June 12, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/S/ PRICE WATERHOUSE LLP

San Jose, California
June 10, 1998

                               INDEX TO EXHIBITS

 EXHIBIT NUMBER    DESCRIPTION
-----------------  -----------------------------------------------------------------------------------------
          2.1      Agreement and Plan of Merger dated as of June 4, 1998, by and among Yahoo! Inc., XY
                     Acquisition Corporation, and Viaweb Inc.(1)

          5.1      Opinion of Venture Law Group, A Professional Corporation

         23.1      Consent of Price Waterhouse LLP, Independent Accountants (see page II-4)

         23.2      Consent of Venture Law Group, A Professional Corporation (included in Exhibit 5.1)

         24.1      Power of Attorney (see page II-3)

------------------------

(1) Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on June 12, 1998.